Exhibit 99.1

PRESS RELEASE

Contact:

Amie L. Lyons

Interim President and Chief Executive Officer

(504) 362-7544

Fifth District Bancorp, Inc. Authorizes Stock Repurchase Program

New Orleans, LA; August 25, 2025 – Fifth District Bancorp, Inc. (the “Company”) (Nasdaq: FDSB), the holding company for Fifth District Savings Bank, announced today it has authorized a stock repurchase program for up to 555,947 shares of its common stock, representing 10% of shares currently outstanding.

The Company intends to conduct the repurchases on the open market, including by means of a trading plan adopted under SEC Rule 10b5-1, subject to market conditions and other factors. There is no guarantee as to the number of shares that the Company may ultimately repurchase. The Company may suspend or discontinue the program at any time.

About Fifth District Savings Bank

Originally chartered in 1926, Fifth District Savings Bank is a federally-chartered stock savings bank that conducts its business from its main office and six branch offices located in Orleans, St. Tammany and Jefferson Parishes.

Forward-Looking Statements

This press release contains certain forward-looking statements about the stock repurchase program. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include the Company’s inability to execute the repurchase program due to stock market conditions or otherwise.

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